Exhibit 99.1

October 21, 2024

Liberty Broadband Corporation Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) will be holding its annual Investor Meeting on Thursday, November 14, 2024, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media will begin at approximately 9:30am E.T. and presentations for Liberty Broadband, Qurate Retail, Inc. and Liberty TripAdvisor Holdings, Inc. are estimated to begin at approximately 1:00pm E.T. During its annual Investor Meeting, observations may be made regarding Liberty Broadband’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and webcast information is available on the Liberty Broadband website at https://www.libertybroadband.com/investors/news-events/ir-calendar.

A Q&A session will be hosted after the presentations. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00pm E.T. on Friday, November 8, 2024.

An archive of the webcast of the Investor Meeting will also be available on the Liberty Broadband website after appropriate filings have been made with the SEC.

Agenda for the annual Investor Meeting:

●	Morning Presentations Beginning 9:30am E.T.
o	Liberty Media
◾	Formula 1
◾	Live Nation Entertainment, Inc.
◾	Quint
●	Afternoon Presentations Beginning 1:00pm E.T.
o	Qurate Retail, Inc.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband
◾	Charter Communications, Inc.
◾	GCI
o	Atlanta Braves Holdings, Inc.
●	Q&A Session Beginning 2:30pm E.T.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation